Exhibit(k)(9)

AMENDMENT TO THE MASTER REPURCHASE AGREEMENT

This amendment, dated as of July 19, 2024 (this “Amendment”), is by and between J.P. Morgan Securities LLC (“Party A”) and CIM Real Assets & Credit Fund (“Party B”).

WHEREAS, the parties have entered into a Master Repurchase Agreement dated as of April 3, 2024 (as amended and/or supplemented from time to time, the “Agreement”); and

WHEREAS, the parties acknowledge that they wish to amend Annex I (Supplemental Terms and Conditions) and add Annex I-a (Master Close Out and Set Off Terms) to the Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.Annex I-a (Master Close Out and Set Off Terms) attached hereto as Appendix I shall be added to the Agreement.

2.The following provision shall be added to the end of Annex I to the Agreement:

“21. The first paragraph of Paragraph 11 of the Agreement is hereby amended to add the following additional Events of Default solely with respect to Party B (each, an “Event of Default”):
“(viii) Investment Manager. CIM Capital IC Management, LLC (the “Investment Manager”), an entity under common control with the Investment Manager or an entity that is controlled by CIM Group, LLC or an affiliate thereof ceases to have authority over the trading and investment activities of Party B (including, without limitation, the authority to enter into Transactions, execute Confirmations, exercise all rights of Party B in respect of Transactions, and make payments under this Agreement on behalf of Part B) and is not concurrently replaced by another investment manager reasonably acceptable to Party A.

(ix)Minimum Net Asset Value. (a) As of the last day of any calendar month, the Net Asset Value of Party B (exclusive of shareholder redemptions, withdrawals, subscriptions, contributions and similar items (however described)) declines 20% or more from the Net Asset Value of Party B for the immediately preceding calendar month-end; (b) as of the last day of any calendar month, the Net Asset Value of Party B declines 40% or more from the Net Asset Value of Party B as of the last day of the twelfth preceding month; or (c) if less than 12 months have elapsed from the date of this Agreement, the Net Asset Value of Party B as of the last day of any Calendar month has declined 40% or more from the Net Asset Value of Party B as set forth in the first Net Asset Value statement delivered by Party B under this agreement.

“Net Asset Value” means, as of the relevant date, the Total Assets of Party B on a consolidated basis minus the Total Liabilities of Party B on a consolidated basis;

“Total Assets” means, on any particular date, all assets of Party B which, in accordance with generally accepted accounting principles in the country in which such entity is organized and on a basis consistent with prior periods, would be classified as assets upon the balance sheet of such entity as of such date;

“Total Liabilities” means, on any particular date, all liabilities of Party B which, in accordance with generally accepted accounting principles in the country in which such entity is organized and on a basis consistent with prior periods, would be classified as liabilities upon the balance sheet of such entity as of such date.

(x) Asset Coverage Ratio. As of any date of determination, the asset coverage ratio of Party B, as determined in accordance with Section 18 of the 1940 Act, and any orders, declarations, opinions, relief or letters issued by the U.S. Securities and Exchange or any other government or regulatory authority falls below 300%;
(xi) Liquidity: Party B has failed to maintain, at all times, Liquidity of at least 5% of Recourse Debt;

“Indebtedness” means indebtedness classified as such by generally accepted accounting principles;

“Liquidity”: means, the sum of (a) cash other than Restricted Cash, plus (b) Cash Equivalents other than Restricted Cash Equivalents;
“Recourse Debt” means the principal amount of Indebtedness of any person and its Subsidiaries to third parties other than Non-Recourse Debt;
“Non-Recourse Debt” means, with respect to any specified person, Indebtedness that is specifically advanced to finance the acquisition of property or assets and secured only by the property or assets to which such Indebtedness relates without recourse to such person (other than subject to such customary carve-out matters for which such person acts as a guarantor in connection with such Indebtedness, such as bad boy acts, fraud, misappropriation, breach of representation and warranty, misapplication, and environmental matters).

“Restricted Cash” means, for any person, as it pertains to cash or Cash Equivalents any amount of cash or Cash Equivalents of such person that is contractually or otherwise legally required to be set aside, segregated or otherwise reserved.

“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank, which commercial bank is organized under the laws of the United States of America or any state thereof, having capital and surplus in excess of $500,000,000, and rated at least A-1 by S&P and P-1 by Moody’s, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, (d) commercial paper (having original maturities of not more than ninety-one (91) days) of JPMorgan Chase & Co., but not its Affiliates provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction and is not issued by an asset backed commercial paper conduit or structured investment vehicle, and (e) money market funds that have portfolio assets of at least $1,000,000,000 and that invest exclusively in short-term U.S. Treasury obligations.

(xii) Party B fails to deliver to Party A any of the following financial statements within five (5) business days after notice of such failure:
(A)within 20 days after the last day of each calendar month, a calculation of Party B’s Net Asset Value; and a calculation of the percentage change in Party B’s Net Asset Value (exclusive of shareholder redemptions, withdrawals, subscriptions, contributions and similar items (however described)), from the Net Asset Value of Party B for the preceding month; in each case as of the end of such calendar month and in a form reasonably satisfactory to Party A;

(B)within 60 days after the last day of the sixth month of Party B’s fiscal year, the unaudited balance sheet of Party B as of the end of such fiscal period and the related statements of income and retained earnings of such entity, for such period and for the portion of the fiscal year through such fiscal period; provided, however, that Party B shall be deemed to have satisfied the requirement set forth in this subsection (B)

if it files its semi-annual report on Form N-CSR within the period prescribed by applicable law and such Form N-CSR contains the financial statements described in this subclause (B);

(C)as soon as available and in any event within 120 days after the end of each fiscal year of Party B, a statement of assets and liabilities of Party B, including a disclosure of Total Assets and Total Liabilities, as of the end of such fiscal year, and the related statements of income, operations and Net Asset Value for such fiscal year, prepared in accordance with generally accepted accounting principles in the United States of America, together with an audit report thereon issued by independent public accountants certified in the United States of America and of recognized national standing (without a “going concern” or like qualification of exception and without any qualification or exception as to the scope of such audit); provided, however, that Party B shall be deemed to have satisfied the requirement set forth in this subsection (C) if it files its annual report on Form N-CSR within the period prescribed by applicable law and such Form N-CSR contains the financial statements described in this subclause (C); or

(D)promptly upon request, and in all cases subject to applicable law, such additional information regarding the financial position or business of Party B and the Investment Manager as Party A may reasonably request.”

3.Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.
4.Representations and Warranties. Each party represents and warrants that it
(i) has the power to execute and deliver this Amendment and to perform its obligations hereunder and (ii) has taken all necessary action to authorize such execution, delivery and performance.

5.This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.
6.Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

7.This Amendment may be executed and delivered in counterparts (including by e-mail or facsimile transmission), each of which shall constitute an original.
(Signatures on the following page)
IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the day and year first written above.

J.P MORGAN SECURITIES LLC CIM REAL ASSETS AND CREDIT FUND

By: /s/ Claudia M. Zuluaga By: /s/ David Thompson
Name: Claudia M. Zuluaga     Name: David Thompson
Title: Executive Director Title: Chief Executive Officer

Appendix I
ANNEX I-a

MASTER CLOSE OUT AND SET OFF TERMS

This Annex I-a forms a part of the Master Repurchase Agreement dated as of April 3, 2024 (the “Agreement”) between J.P. Morgan Securities LLC and CIM Real Assets & Credit Fund (“Client”). Capitalized terms used but not defined in this Annex I-a shall have the meanings ascribed to them in the Agreement.

(1)Master Close-out and Set-off Definitions. For the purposes of this Annex I-a, the following terms have the following definitions:

“JPM Affiliate” means each of J.P. Morgan Securities LLC and any of its affiliates that executes this Annex I-a; provided no such affiliate shall be included to the extent that their inclusion would prejudice the enforceability of this Annex I-a.

“JPM Affiliate Agreement” means any Specified Agreement to which Client and any JPM Affiliate are parties.

“J.P. Morgan Securities Agreement” means any Specified Agreement to which Client and
J.P. Morgan Securities LLC are parties.
“Market Transaction” means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities loan or securities borrow transaction, weather index transaction, futures contract (whether exchange traded or otherwise) or purchase or sale of a security (including without limitation, a forward purchase or sale of a security), commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future (whether exchange traded or otherwise), option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions, and (c) any other transaction identified as a Market Transaction in this Agreement or the relevant confirmation.

“Specified Agreement” means (i) an agreement or confirmation governing any Market Transaction, (ii) any agreement in respect of credit support for obligations under any Market Transaction or under an agreement governing any Market Transaction, (iii) any futures or clearing agreement or other similar agreement, and (iv) any Institutional Account Agreement with J.P. Morgan Securities LLC and any International Prime Brokerage Agreement with J.P. Morgan Securities plc.

(2)Master Close-out. Client’s right to close-out.
J.P. Morgan Securities LLC and Client agree that the occurrence of any event of default, default, termination event, or similar condition or event (however described) by J.P. Morgan Securities LLC under a J.P. Morgan Securities Agreement on the basis of which the Client has the contractual right to terminate, close-out or liquidate all transactions governed by such J.P. Morgan Securities Agreement, or which causes the automatic termination of all such transactions, shall entitle the Client to terminate all transactions governed by any other J.P. Morgan Securities Agreement. The amount payable in respect of the termination of transactions governed by any such J.P. Morgan Securities Agreement shall be determined in accordance with any applicable provisions thereof.

(3)Master Close-out. JPM Affiliates’ right to close-out.
Without limiting any provision in any JPM Affiliate Agreement, each JPM Affiliate and Client agree that the occurrence of any event of default, default, termination event, or similar condition or event (however described) by Client under a JPM Affiliate Agreement on the basis of which the JPM Affiliate has the contractual right to terminate, close-out or liquidate all transactions governed by such JPM Affiliate Agreement, or which causes the automatic termination of all such transactions, shall entitle any JPM Affiliate to terminate all transactions governed by any other JPM Affiliate Agreement. The amount payable in respect of the termination of transactions governed by any such JPM Affiliate Agreement shall be determined in accordance with any applicable provisions thereof.
(4)Authorization to Transfer Funds. Notwithstanding anything to the contrary in this Agreement or any other agreement, upon the occurrence and during the continuation of any event of default, default, termination event, or similar condition or event (however described) in respect of Client under any JPM Affiliate Agreement, Client authorizes each JPM Affiliate, in its sole discretion and without prior notice to Client, to transfer or cause to be transferred any funds, securities and/or other property to, between, or among any accounts maintained by Client with or among any JPM Affiliates.

(5)Assignment. Notwithstanding any provision to the contrary in any JPM Affiliate Agreement, upon the occurrence and during the continuation of any event of default, default, termination event, or similar condition or event (however described) in respect of Client under any JPM Affiliate Agreement, Client hereby consents and agrees that the rights and obligations of any JPM Affiliate in respect of any JPM Affiliate Agreement may be assigned to any other JPM Affiliate without the prior written consent of Client.

(6)Additional JPM Set Off Rights. Any amount payable by a JPM Affiliate to Client in respect of the termination of all transactions governed by a JPM Affiliate Agreement as the result of the occurrence of any event of default, default, termination event, or similar condition or event (however described) in respect of Client may, at the option of such JPM Affiliate (and without prior notice to Client), be reduced by its set-off against any Other Agreement Amount (as hereinafter defined). As used herein, “Other Agreement Amount” shall mean any payment obligation of any description whatsoever (whether arising at such time or in the future or upon the occurrence of a contingency) by Client to any JPM Affiliate (irrespective of the currency, place of payment or booking office of the obligation or whether the relevant party is legally or beneficially the holder of the obligation) arising under any agreement between Client and any JPM Affiliate or any instrument or undertaking issued or executed or guaranteed by Client to, or in favor of, any JPM Affiliate or any bond, note, or other debt instrument issued or guaranteed by Client and owned or held beneficially by any JPM Affiliate as a result of the purchase thereof by or on behalf of any JPM Affiliate, whether directly from the issuer or in the secondary market; and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off. The JPM Affiliate effecting any set-off pursuant to this section will give notice to Client of any such set-off.

For this purpose, the Other Agreement Amount (or the relevant portion of such amounts) may be converted by the JPM Affiliate effecting the set-off into the currency in which the obligation of such JPM Affiliate is denominated at the rate of exchange at which such JPM Affiliate would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If an obligation is unascertained, a JPM Affiliate may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest. This section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any entity is at any time otherwise entitled (whether by operation of law, contract or otherwise).

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(1)Miscellaneous. A failure or delay in exercising any right, power or privilege in respect of this Annex I-a shall not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege shall not be presumed to preclude any subsequent or further exercise of that right, power or privilege. Wherever possible, each provision of this Annex I-a shall be interpreted in such manner as to be effective and valid under applicable law, rules or regulations, but if any provision of this Annex I-a shall be prohibited by or invalid or unenforceable under such laws, rules or regulations, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without otherwise affecting the validity or enforceability of such provision or the remaining provisions of this Annex I-a.

CIM REAL ASSETS AND CREDIT FUND J.P MORGAN SECURITIES LLC
By: /s/ David Thompson By: /s/ Claudia M. Zuluaga
Name: David Thompson     Name: Claudia M. Zuluaga
Title: Chief Executive Officer Title: Executive Director

JPMORGAN CHASE BANK, N.A.,
For itself and as Attorney-in-Fact on behalf of:
J.P. MORGAN SECURITIES PLC
J.P. MORGAN SECURITIES AUSTRALIA LIMITED
J.P. MORGAN SE
With respect to this Annex I-a only

By: /s/ Deborah A. Palamara
Name: Deborah A. Palamara
Title: Authorized Signatory